Exhibit 95

MINE SAFETY DISCLOSURE

In connection with the acquisition of Edison Mission Energy, NRG Energy, Inc. (“NRG”) owned a 50% interest in American Bituminous Power Partners, L.P. (“Ambit”), which owns an 80 MW waste coal facility located in Grant Town, West Virginia (the “Ambit Project”). The Ambit Project is subject to regulation by the Mine Safety and Health Administration (the “MSHA”) under the Federal Mine Safety and Health Act (the “FMSHA”). The MSHA inspects the Ambit Project on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSHA. On November 7, 2014, NRG completed the sale of its 50% indirect ownership interest in the Ambit Project.
Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the Securities and Exchange Commission. As required by the reporting requirements included in Section 1503(a) of the Dodd-Frank Act, the table that follows reflects citations, orders, violations and proposed assessments issued by MSHA during the year ended December 31, 2014, for the Ambit Project, which was NRG’s sole location that was covered under the scope of Section 1503(a) of the Dodd-Frank Act, and all legal actions pending before the Federal Mine Safety and Health Review Commission as of December 31, 2014. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA at www.MSHA.gov.

Year Ended December 31, 2014
Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Ambit Project (46-08264)	1	0	0	0	0	N/A(1)	0	No	No	0	0	0

(1)	As of November 7, 2014, the date that NRG completed the sale of its 50% indirect ownership interest in the Ambit Project, NRG was unaware of any penalty assessment relating to the citation.